Exhibit 5.1

July 1, 2008

NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York 10170

Dear Ladies and Gentlemen:

I am Vice President and General Counsel of NeoStem, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with its registration statement on Form S-3 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), relating to the registration for resale of (i) 909,152 shares of outstanding common stock (the "Shares"); and (ii) 1,158,709 shares of Common Stock (the "Warrant Shares") issuable upon exercise of outstanding warrants (the "Warrants"), for an aggregate of 2,067,861 shares of common stock.

As such counsel, I have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares and Warrant Shares. I have also examined and relied upon originals or copies of such corporate records, documents, agreements or other instruments of the Company as I have deemed necessary to review. As to certain factual matters (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), I have relied upon certifications of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certifications.

I have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by me as copies, the authenticity and completeness of all original documents reviewed by me in original or copy form and the legal competence of each individual executing a document. I have also assumed that the registration requirements of the Act and all applicable requirements of state laws regulating the sale of securities will have been duly satisfied.

Subject to the foregoing, I am of the opinion that (i) the Shares have been, and, (ii) the Warrant Shares, when sold, paid for, issued and delivered in accordance with the terms of the Warrants, will be, when the Registration Statement has become effective under the Act, duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the provisions of the Delaware General Corporation Law. My opinion is based on these laws as in effect on the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading "Legal Matters" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

 /s/ Catherine M. Vaczy, Esq.
Catherine M. Vaczy, Esq.